Exhibit 99.1

Best Buy Reports Fourth Quarter and Fiscal Year Results
0.9% Fourth Quarter Domestic Comparable Store Sales Increase
$965 Million Adjusted Annual Free Cash Flow
$150 Million in Phase One Renew Blue Cost Reductions

MINNEAPOLIS, March 1, 2013 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the 13-week fourth quarter (“Q4 FY13”) and 53-week fiscal year ended February 2, 2013 (“FY13”), as compared to the 13-week fourth quarter (“Q4 FY12”) and the 52-week fiscal year ended January 28, 2012 (“FY12”). In FY13, the extra week occurred during the first quarter.

Overview ($ in millions, except per share amounts)

	Q4 FY13	Q4 FY12
Revenue	$16,711	$16,671
Comparable store sales % change(1)	(0.8)%	(1.3)%
Domestic Segment:
Comparable store sales % change(1)	0.9%	(1.1)%
Online growth	11.2%	25.4%
International Segment:
Comparable store sales % change(1)	(6.6)%	(1.8)%
Adjusted (non-GAAP) operating income as a % of revenue(2)	5.5%	7.2%
GAAP operating loss as a % of revenue	(0.9)%	(0.7)%
Adjusted (non-GAAP) diluted EPS from continuing operations(2)	$1.64	$2.18
GAAP EPS from continuing operations	$(1.21)	$(4.86)
Adjusted (non-GAAP) return on invested capital(3)	9.2%	11.0%
Please see the table titled “Reconciliation of Non-GAAP Financial Measures” attached to this release for more detail.

Hubert Joly, Best Buy President and CEO commented, “On revenue growth of 0.2% we delivered non-GAAP diluted earnings per share of $1.64. Adjusted free cash flow for the year reached $965 million as we aggressively reduced inventories and focused on working capital and cash flow management. To deliver these better-than-expected results, renewed momentum in the Domestic business more than offset continued softness in the International business.”

Joly continued, “Fourth quarter Domestic comparable store sales increased 0.9%, with an overall 10 basis point decline in the gross profit rate. Domestic online revenue increased 11%. These results were driven by a compelling assortment of new products in key growth categories, increased “blue-shirt” training and higher customer engagement in our retail stores, and impactful 'traffic-generating' marketing activities. It was a quarter that was driven, not given and we are encouraged by the intensity, collaboration and momentum that was generated by both our front line and corporate teams as we began to execute against our Renew Blue initiatives.”

Joly concluded, “To build on this momentum in fiscal 2014, we remain intently focused on the two problems we have to solve: stabilizing and improving our comparable store sales and increasing profitability across our global businesses. We recognize, however, that fiscal 2014 is a year of transition and that further investment will be required to advance our Renew Blue transformation. I would like to highlight six key priorities that will be pursued in fiscal 2014 that fall under the various pillars of Renew Blue. These priorities are (1) accelerating online growth; (2) escalating the multi-channel customer experience; (3) increasing revenue and gross profit per square foot through enhanced store space optimization and merchandising; (4) driving down cost of goods sold through supply chain efficiencies; (5) continuing to gradually optimize the U.S. real estate portfolio; and (6) further reducing SG&A costs. In addition, we will focus on driving operational improvements in our International business.”

Sharon McCollam, EVP, CAO and CFO of Best Buy, commented, “To support these initiatives, we are expecting capital spending in fiscal 2014 to be in the range of $700 to $800 million and incremental SG&A investments in the range of $150 to $200 million. These investments will be principally in the areas of online, mobile and the multi-channel customer experience, in addition to non-recurring costs associated with the insourcing of IT (expected to be completed in FY14) and the replatforming of bestbuy.com (expected to be completed in FY15). These incremental SG&A investments, however, are expected to be substantially offset by our Renew Blue cost reduction initiatives, including the $150 million of Phase One reductions that were enacted over the last several weeks and the additional reductions that we are expecting to announce in the second quarter and later this year.”

McCollam continued, “From a revenue and earnings perspective in fiscal 2014, we will not be providing financial guidance. Directionally, however, we do expect the first quarter to be under significant pressure due to (1) the absence of an additional week and the impact of this year's “pre-Super Bowl” sales shifting into Q4 FY13 versus Q1 FY14 (an impact of approximately $0.14 in diluted EPS); (2) a less favorable product and services mix due to the timing of high velocity product launches that occurred in Q1 FY13 that are not expected to recur in Q1 FY14; (3) the first quarter carry-over effect of sales and marketing investments that were implemented in the second and third quarters of FY13; (4) greater investment in price competitiveness, including the impact of the company's recently launched price match program; and (5) the timing and impact of capital and SG&A investments in the P&L versus the timing of the realization of the benefits (including the insourcing of IT and replatforming of bestbuy.com).”

McCollam concluded, “Despite these first quarter financial pressures, the energy in the organization around the successful execution of our Renew Blue initiatives is inspiring. Our fourth quarter results and the actions that we have taken since then to begin rationalizing our infrastructure, have given the organization something that they have not had in a long time - pride in the outcome and belief in what is possible. Our fourth quarter results have also affirmed what Hubert shared at the November analyst day and what I knew was true when I joined the company: (1) Best Buy is the market leader in a highly fragmented and growing market; (2) we have a powerful platform from which to deliver a superior multi-channel shopping and service experience to our customers; (3) while already the 11th largest e-commerce retailer in the U.S., Best Buy is underpenetrated from a market share perspective and early investment and the momentum we have seen have validated that this is a significant growth opportunity; and (4) the runway to improve financial returns through increased online growth, enhanced retail execution, and extensive structural cost reductions is tremendous.”

Domestic Segment Fourth Quarter Results

Revenue
Domestic revenue of $12.55 billion declined 0.3% versus last year. This decline was driven by the loss of revenue from 49 big box stores that were closed earlier in the year, but was substantially offset by a positive 0.9% comparable store sales increase and incremental revenue from 126 additional Best Buy Mobile stand-alone stores. It is important to note, however, that comparable store sales in the quarter benefitted from an estimated 35 basis points due to a calendar shift in this year's “pre-Super Bowl” sales from Q1 FY14 to Q4 FY13.

Domestic online sales increased 11.2%, reaching a record $1.3 billion as momentum accelerated throughout the quarter. Highly effective “traffic-generating” marketing initiatives drove these better-than-expected results.

From a merchandising perspective in the Domestic segment, strong growth in mobile phone, tablets/eReaders and appliances was partially offset by declines in gaming and digital imaging.

Gross Profit Rate
Adjusted (non-GAAP) Domestic gross profit rate was 22.4% (22.4% on a GAAP basis) versus 22.5% (22.3% on a GAAP basis) last year. This 10 basis point decrease is a net impact of two business drivers. The first, which represents a 40 basis point decrease, is higher promotional activity principally in home theater, that was partially offset by lower sales in gaming which sells at a lower gross profit rate. The second is a 30 basis point benefit from a periodic profit sharing payment that was earned by the company based on the long-term performance of the company's externally managed extended service plan portfolio.

Selling, General and Administrative Expenses (“SG&A”)
Adjusted (non-GAAP) Domestic SG&A expenses were $2.07 billion ($2.08 billion on a GAAP basis) or 16.5% of revenue versus $1.90 billion ($1.91 billion on a GAAP basis) or 15.1% last year. The 140 basis point increase was primarily driven by

(1) increased investments in advertising and other direct selling costs to drive in-store and online revenue; (2) a reversal of incentive compensation expense in the prior year that did not recur in Q4 FY13; (3) an increase in field incentive compensation and executive retention and transition costs; and (4) a year-over-year increase in legal-related reserves.

International Segment Fourth Quarter Results

Revenue
International revenue of $4.16 billion increased 2% versus $4.09 billion last year. This increase was driven by the positive impact of changes in foreign currency exchange rates, partially offset by 6.6% decline in comparable store sales. Positive comparable store sales in Europe were more than offset by declines in Canada and China. In Canada, overall industry softness drove the decline in comparable store sales. In China, however, increased competition from e-commerce and year-over-impacts from expired government stimulus programs in FY12 were the key drivers of the comparable store sales decline.

Gross Profit Rate
International gross profit rate was 23.4% versus 25.5% last year. This 210 basis points rate decline was primarily driven by a lower gross profit rate in Europe. In Europe, the decline was driven by a higher percentage of revenue coming from the wholesale channel, an unfavorable product mix, and greater promotional activity. The International segment's gross profit rate was also negatively impacted by phone carrier and other periodic payments that were earned by the company in the prior year that did not recur in Q4 FY13.

SG&A
Adjusted (non-GAAP) International SG&A expenses were $791 million ($826 million on a GAAP basis) or 19.0% of revenue versus $782 million ($831 million on a GAAP basis) or 19.1% last year. This 10 basis point decrease was primarily driven by overall lower costs, partially offset by the negative impact of changes in foreign currency exchange rates.

Renew Blue Cost Reduction Initiatives

Over the last several weeks, the company enacted Phase One of its Renew Blue Cost reductions, which totaled $150 million in annualized savings and included an initial headcount reduction of approximately 400 people. These savings are being driven by (1) the discontinuation of non-core activities; (2) the take-out of management layers; and (3) various efficiency improvements, including the removal of organizational silos that have driven up costs and undermined accountability.

Non-Cash Impairments and Restructuring Charges

During Q4 FY13, the company recorded a pre-tax non-cash impairment charge of $822 million primarily to reflect the write-off of goodwill for Canada and China, as recent economic and competitive pressures contributed to a worse-than-expected fourth quarter performance and lowered long-term outlooks for both countries. The same factors that resulted in the goodwill impairments also led to higher than normal non-restructuring, non-cash asset impairments, which are included in the SG&A line and totaled $44 million (including $9 million related to Domestic segment asset impairments).

The company also recorded pre-tax restructuring charges totaling $203 million in Q4 FY13 primarily related to previously announced store closures in Canada and Europe in addition to severance charges associated with the Renew Blue SG&A cost reduction initiatives outlined above. Of this $203 million, approximately $140 million is expected to be paid out in cash primarily over the next two years.

Please see the table titled “Reconciliation of Non-GAAP Financial Measures” attached to this release for more detail.

Adjusted Free Cash Flow4

Adjusted free cash flow FY13 was $965 million versus the most recently provided guidance of $500 million. This better-than-expected outcome was primarily driven by an aggressive inventory reduction plan and an intense focus on working capital and cash flow management initiatives that were both implemented after the company's last financial press release, in addition to the impact of better-than-expected Q4 FY13 earnings.

The adjusted free cash flow excludes the impact of previously announced restructuring activities and includes the benefit from a change in restricted cash related to working capital. Please see the table titled “Consolidated Statement of Cash Flows” attached to this release for more detail.

Dividends

On December 31, 2012, the company paid a quarterly dividend of $0.17 per common share outstanding, or $57 million in the aggregate.

Conference Call

Best Buy is scheduled to conduct an earnings conference call at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) on March 1, 2013. A webcast of the call is expected to be available on its website at www.investors.bestbuy.com both live and after the call. A telephone replay is also available starting at approximately 12:00 p.m. Eastern Time (11:00 a.m. Central Time) on March 1 through March 15, 2013. The dial-in number for the replay is 800-406-7325 (domestic) or 303-590-3030 (international), and the access code is 4596731.

(1) Best Buy's comparable store sales is comprised of revenue at stores, call centers, and websites operating for at least 14 full months as well as revenue related to other comparable sales channels. Relocated stores, as well as remodeled, expanded and downsized stores closed more than 14 days, are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores and businesses are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of the calculation of the comparable store sales percentage change attributable to the International segment excludes the effect of fluctuations in foreign currency exchange rates. The calculation of comparable store sales excludes the impact of the extra week of revenue in the first quarter of fiscal 2012, as well as revenue from discontinued operations. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy's method of calculating comparable store sales may not be the same as other retailers' methods. Online revenue is included in Best Buy's same store sales calculation.

(2) The company defines adjusted gross profit, adjusted SG&A and adjusted operating income for the periods presented as its reported gross profit, SG&A and operating income for those periods calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”) adjusted to exclude the effects of restructuring charges, costs related to the purchase of CPW's share of the Best Buy Mobile profit share agreement (“BBE transaction costs”), non-restructuring asset impairments and goodwill impairments. The inclusion of non-restructuring asset impairments represents a change from prior periods. In addition, the company defines adjusted net earnings and adjusted diluted earnings per share from continuing operations for the periods presented as its reported net earnings and diluted earnings per share from continuing operations calculated in accordance with GAAP adjusted to exclude the effects of the above referenced items, gains of sales of investments and the noncontrolling interest impact of restructuring charges, BBE transaction costs and the purchase of CPW's share of the Best Buy Mobile profit share agreement.

These non-GAAP financial measures provide investors with an understanding of the company's gross profit, SG&A, operating income, net earnings, and diluted earnings per share adjusted to exclude the effect of the items described above. These non-GAAP financial measures assist investors in making a ready comparison of the company's operating income, net earnings, and diluted earnings per share for its fiscal quarter and year ended February 2, 2013, against the company's results for the respective prior-year periods and against third party estimates of the company's diluted earnings per share for those periods that may not have included the effect of such items. Additionally, management uses these non-GAAP financial measures as an internal measure to analyze trends, allocate resources, and analyze underlying operating performance. This non-GAAP financial measure should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, GAAP financial measures and may differ from similar measures used by other companies. Please see “Reconciliation of Non-GAAP Financial Measures” attached to this release for more detail.

(3) The company defines adjusted return on invested capital ("ROIC") as adjusted net operating profit after taxes divided by average invested capital for the periods presented (including both continuing and discontinued operations). Adjusted net operating profit after taxes is defined as our operating income for the periods presented calculated in accordance with GAAP adjusted to exclude the effects of: (i) operating lease interest; (ii) investment income; (iii) net earnings attributable to noncontrolling interests; (iv) income taxes; (v) all restructuring charges in costs of goods sold and operating expenses, goodwill and tradename impairments, and BBE transaction costs; and (vi) the noncontrolling interest impact of the restructuring charges, Best Buy Europe transaction costs and the purchase of CPW's share of the Best Buy Mobile profit share agreement. Average invested capital is defined as the average of our total assets for the trailing four quarters in relation to the periods presented adjusted to: (i) exclude excess cash and cash equivalent and short-term investments; (ii) include capitalized operating lease obligations calculated using a multiple of eight times rental expenses; (iii) exclude our total liabilities, less our outstanding debt; and (iv) exclude equity of noncontrolling interests.

This non-GAAP financial measure provides investors with a supplemental measure to evaluate how effectively the company is investing its capital and deploying its assets. Management uses this non-GAAP financial measure to assist in allocating resources, and trends in the measure may fluctuate over time as management balances long-term initiatives with possible short-term impacts. Our ROIC calculation utilizes total operations in order to provide a measure that includes the results of and capital invested in all operations, including those businesses that are no longer continuing operations. This non-GAAP financial measure should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, GAAP financial measures and may differ from similar measures used by other companies. Please see “Reconciliation of Non-GAAP Financial Measures” attached to this release for more detail.

(4) Best Buy defines free cash flow as total cash provided by (used in) operating activities less additions to property and equipment. This non-GAAP financial measure assists investors in making a ready comparison of the company's free cash flow results for the year ending February 2, 2013, against the company's results for the respective prior-year periods and against management's previously provided expectations. The company's free cash flow excludes the impact of previously announced restructuring activities (net of taxes) and includes a benefit from a change in restricted cash related to working capital, which is included within investing activities on the condensed consolidated statements of cash flows. This non-GAAP financial measure should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, GAAP financial measures and may differ from similar measures used by other companies. Please see “Condensed Consolidated Statements of Cash Flows” attached to this release for more detail.

Forward-Looking and Cautionary Statements:
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management's current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” ”assume,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, changes in consumer preferences, credit market constraints, acquisitions and development of new businesses, divestitures, product availability, sales volumes, pricing actions and promotional activities of competitors, profit margins, weather, natural or man-made disasters, changes in law or regulations, foreign currency fluctuation, availability of suitable real estate locations, the company's ability to react to a disaster recovery situation, the impact of labor markets and new product introductions on overall profitability, failure to achieve anticipated benefits of announced transactions, integration challenges relating to new ventures and unanticipated costs associated with previously announced or future restructuring activities. A further list and description of these risks, uncertainties and other matters can be found in the company's annual report and other reports filed from time to time with the Securities and Exchange Commission, including, but not limited to, Best Buy's Annual Report on Form 10-K filed with the SEC on May 1, 2012. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Investor Contacts:
Bill Seymour, Vice President, Investor Relations
(612) 291-6122 or bill.seymour@bestbuy.com

Mollie O'Brien, Director, Investor Relations
(612) 291-7735 or mollie.obrien@bestbuy.com

Media Contact:
Amy von Walter, Senior Director, Public Relations
(612) 291-4490 or amy.vonwalter@bestbuy.com

BEST BUY CO., INC.
CONSOLIDATED STATEMENTS OF EARNINGS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

	Three Months Ended		Twelve Months Ended
	Feb 2, 2013	Jan 28, 2012	Feb 2, 2013	Jan 28, 2012
Revenue	$16,711	$16,671	$49,621	$50,041
Cost of goods sold	12,929	12,798	37,782	37,632
Restructuring charges - cost of goods sold	1	19	1	19
Gross profit	3,781	3,854	11,838	12,390
Gross profit %	22.6%	23.1%	23.9%	24.8%
Selling, general and administrative expenses	2,902	2,736	10,398	10,167
SG&A %	17.4%	16.4%	21.0%	20.3%
Goodwill impairment	822	1,207	822	1,207
Restructuring charges	202	32	456	36
Operating income (loss)	(145)	(121)	162	980
Operating income (loss) %	(0.9)%	(0.7)%	0.3%	2.0%
Other income (expense):
Gain on sale of investments	18	55	18	55
Investment income and other	7	21	32	46
Interest expense	(31)	(31)	(125)	(129)
Earnings (loss) from continuing operations before income tax expense and equity in loss of affiliates	(151)	(76)	87	952
Income tax expense	226	328	310	692
Effective tax rate	(149.9)%	(434.9)%	354.4%	72.7%
Equity in loss of affiliates	—	(1)	(5)	(4)
Net earnings (loss) from continuing operations	(377)	(405)	(228)	256
Loss from discontinued operations, net of tax	(2)	(188)	(5)	(325)
Net loss including noncontrolling interests	(379)	(593)	(233)	(69)
Net earnings from continuing operations attributable to noncontrolling interests	(31)	(1,305)	(20)	(1,388)
Net loss from discontinued operations attributable to noncontrolling interests	1	79	4	134
Net loss attributable to Best Buy Co., Inc. shareholders	$(409)	$(1,819)	$(249)	$(1,323)

Amounts attributable to Best Buy Co., Inc. shareholders
Net loss from continuing operations	$(408)	$(1,710)	$(248)	$(1,132)
Net loss from discontinued operations	(1)	(109)	(1)	(191)
Net loss attributable to Best Buy Co., Inc. shareholders	$(409)	$(1,819)	$(249)	$(1,323)

Basic loss per share attributable to Best Buy Co., Inc. shareholders
Continuing operations	$(1.21)	$(4.86)	$(0.73)	$(3.05)
Discontinued operations	—	(0.31)	—	(0.52)
Basic loss per share	$(1.21)	$(5.17)	$(0.73)	$(3.57)

Diluted loss per share attributable to Best Buy Co., Inc. shareholders(1)
Continuing operations	$(1.21)	$(4.86)	$(0.73)	$(3.05)
Discontinued operations	—	(0.31)	—	(0.52)
Diluted loss per share	$(1.21)	$(5.17)	$(0.73)	$(3.57)

Dividends declared per Best Buy Co., Inc. common share	$0.17	$0.16	$0.66	$0.62

Weighted average Best Buy Co., Inc. common shares outstanding (in millions)
Basic	338.1	351.8	339.0	370.6
Diluted	338.1	351.8	339.0	370.6

 (1) The calculation of diluted earnings (loss) per share for the three and twelve months ended February 2, 2013 and March 3, 2012 does not include potentially dilutive shares of common stock because their inclusion would be anti-dilutive (i.e., reduce the net loss per share).

BEST BUY CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)
(Unaudited and subject to reclassification)

	Feb 2, 2013	Jan 28, 2012
ASSETS
Current assets
Cash and cash equivalents	$1,826	$1,401
Receivables	2,704	2,448
Merchandise inventories	6,571	6,803
Other current assets	946	827
Total current assets	12,047	11,479
Net property & equipment	3,270	3,491
Goodwill	528	1,328
Tradenames	131	129
Customer relationships	203	229
Equity and other investments	86	142
Other assets	522	447
TOTAL ASSETS	$16,787	$17,245

LIABILITIES & EQUITY
Current liabilities
Accounts payable	$6,951	$6,858
Unredeemed gift card liabilities	428	491
Accrued compensation	520	524
Accrued liabilities	1,639	1,641
Accrued income taxes	129	213
Short-term debt	596	480
Current portion of long-term debt	547	46
Total current liabilities	10,810	10,253
Long-term liabilities	1,109	1,065
Long-term debt	1,153	1,685
Equity
Common stock	34	35
Additional paid-in capital	54	—
Retained earnings	2,861	3,512
Accumulated other comprehensive income	112	74
Total Best Buy Co., Inc. shareholders' equity	3,061	3,621
Noncontrolling interests	654	621
Total equity	3,715	4,242
TOTAL LIABILITIES & EQUITY	$16,787	$17,245

BEST BUY CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)
(Unaudited and subject to reclassification)

	Twelve Months Ended
	Feb 2, 2013	Jan 28, 2012
OPERATING ACTIVITIES
Net loss including noncontrolling interests	$(233)	$(69)
Adjustments to reconcile net loss to total cash provided by operating activities:
Depreciation	876	884
Amortization of definite-lived intangible assets	41	48
Restructuring charges	457	308
Goodwill impairment	822	1,207
Stock-based compensation	117	126
Realized gain on sale of investments	(18)	(55)
Deferred income taxes	(100)	3
Other, net	68	19
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Receivables	(217)	(187)
Merchandise inventories	265	524
Other assets	(110)	41
Accounts payable	38	284
Other liabilities	(432)	(32)
Income taxes	(152)	(31)
Total cash provided by operating activities	1,422	3,070

INVESTING ACTIVITIES
Additions to property and equipment	(742)	(747)
Purchases of investments	(13)	(111)
Sales of investments	69	297
Acquisition of business, net of cash acquired	—	(174)
Changes in restricted assets	74	72
Other, net	10	(2)
Total cash used in investing activities	(602)	(665)

FINANCING ACTIVITIES
Repurchase of common stock	(255)	(1,368)
Issuance of common stock	27	68
Dividends paid	(224)	(228)
Repayments of debt	(2,103)	(3,438)
Proceeds from issuance of debt	2,173	3,951
Payment to noncontrolling interest	—	(1,303)
Other, net	(14)	(31)
Total cash used in financing activities	(396)	(2,349)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	1	7
ADJUSTMENT FOR CHANGE IN FISCAL YEAR	202	235

INCREASE IN CASH AND CASH EQUIVALENTS	627	298

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,199	1,103

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,826	$1,401

Total cash provided by operating activities	$1,422	$3,070
Additions to property and equipment	(742)	(747)
Free cash flow	680	2,323
Add: cash paid for restructuring	171	30
Add: changes in restricted cash related to payables	114	17
Adjusted free cash flow	$965	$2,370

BEST BUY CO., INC.
SEGMENT INFORMATION
($ in millions)
(Unaudited and subject to reclassification)

Domestic Segment Performance Summary

	Three Months Ended		Twelve Months Ended
	Feb 2, 2013	Jan 28, 2012	Feb 2, 2013	Jan 28, 2012
Revenue	$12,550	$12,583	$36,848	$37,007
Gross profit	$2,809	$2,810	$8,793	$9,016
SG&A	$2,076	$1,905	$7,414	$7,252
Operating income	$649	$888	$1,043	$1,742

Key Metrics
Comparable store sales % change(1)	0.9%	(1.1)%	(1.7)%	(2.1)%
Gross profit as a % of revenue	22.4%	22.3%	23.9%	24.4%
SG&A as a % of revenue	16.5%	15.1%	20.1%	19.6%
Operating income as a % of revenue	5.2%	7.1%	2.8%	4.7%

Adjusted (non-GAAP) Results(2)
Gross profit	$2,810	$2,829	$8,794	$9,035
Gross profit as a % of revenue	22.4%	22.5%	23.9%	24.4%
SG&A	$2,067	$1,897	$7,391	$7,244
SG&A as a % of revenue	16.5%	15.1%	20.1%	19.6%
Operating income	$743	$932	$1,403	$1,791
Operating income as a % of revenue	5.9%	7.4%	3.8%	4.8%

International Segment Performance Summary

	Three Months Ended		Twelve Months Ended
	Feb 2, 2013	Jan 28, 2012	Feb 2, 2013	Jan 28, 2012
Revenue	$4,161	$4,088	$12,773	$13,034
Gross profit	$972	$1,044	$3,045	$3,374
SG&A	$826	$831	$2,984	$2,915
Operating loss	$(794)	$(1,009)	$(881)	$(762)

Key Metrics
Comparable store sales % change(1)	(6.6)%	(1.8)%	(7.5)%	(2.0)%
Gross profit as a % of revenue	23.4%	25.5%	23.8%	25.9%
SG&A as a % of revenue	19.9%	20.3%	23.4%	22.4%
Operating loss as a % of revenue	(19.1)%	(24.7)%	(6.9)%	(5.8)%

Adjusted (non-GAAP) Results(2)
SG&A	$791	$782	$2,946	$2,865
SG&A as a % of revenue	19.0%	19.1%	23.1%	22.0%
Operating income	$181	$262	$99	$509
Operating income as a % of revenue	4.3%	6.4%	0.8%	3.9%

(1) Best Buy's comparable store sales is comprised of revenue at stores, call centers, and Web sites operating for at least 14 full months as well as revenue related to other comparable sales channels. Relocated stores, as well as remodeled, expanded and downsized stores closed more than 14 days, are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of the calculation of the comparable store sales percentage change attributable to the International segment excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy's method of calculating comparable store sales may not be the same as other retailers' methods. Online revenue is included in Best Buy's same store sales calculation.

(2) Excludes the impact of previously announced restructuring charges. Please see table titled “Reconciliation of Non-GAAP Financial Measures” at the back of this release.

BEST BUY CO., INC.
REVENUE CATEGORY SUMMARY
(Unaudited and subject to reclassification)

Domestic Segment Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
	Feb 2, 2013	Jan 28, 2012	Feb 2, 2013	Jan 28, 2012
Consumer Electronics	35%	38%	(5.8)%	(4.8)%
Computing and Mobile Phones	42%	37%	13.4%	11.1%
Entertainment	12%	15%	(18.9)%	(17.9)%
Appliances	5%	4%	11.7%	14.5%
Services(1)	5%	5%	6.2%	(4.9)%
Other	1%	1%	n/a	n/a
Total	100%	100%	0.9%	(1.1)%

International Segment Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
	Feb 2, 2013	Jan 28, 2012	Feb 2, 2013	Jan 28, 2012
Consumer Electronics	20%	24%	(18.4)%	(4.8)%
Computing and Mobile Phones	60%	53%	2.5%	0.8%
Entertainment	6%	7%	(17.8)%	(16.0)%
Appliances	8%	9%	(14.7)%	7.2%
Services(1)	6%	7%	(3.3)%	0.1%
Other	<1%	<1%	n/a	n/a
Total	100%	100%	(6.6)%	(1.8)%

(1) The "Services" revenue category consists primarily of service contracts, extended warranties, computer related services, product repair and delivery and installation for home theater, mobile audio and appliances.

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
CONTINUING OPERATIONS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

The following information provides reconciliations of non-GAAP financial measures from continuing operations to the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The company has provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures in the accompanying news release may differ from similar measures used by other companies.

The following tables reconcile operating income, net earnings and diluted earnings per share for the periods presented for continuing operations (GAAP financial measures) to adjusted operating income, adjusted net earnings and adjusted diluted earnings per share for continuing operations (non-GAAP financial measures) for the periods presented.

	Three Months Ended		Three Months Ended
	Feb 2, 2013		Jan 28, 2012
Domestic - Continuing Operations	$	% of Rev.	$	% of Rev.
Gross profit	$2,809	22.4%	$2,810	22.3%
Restructuring charges - COGS	1	—%	19	0.2%
Adjusted gross profit	$2,810	22.4%	$2,829	22.5%

SG&A	$2,076	16.5%	$1,905	15.1%
Non-restructuring asset impairments - SG&A	(9)	(0.1)%	(8)	(0.1)%
Adjusted SG&A	$2,067	16.5%	$1,897	15.1%

Operating income	$649	5.2%	$888	7.1%
Restructuring charges - COGS	1	—%	19	0.2%
Non-restructuring asset impairments - SG&A	9	0.1%	8	0.1%
Goodwill impairments	3	—%	—	—%
Restructuring charges	81	0.6%	17	0.1%
Adjusted operating income	$743	5.9%	$932	7.4%

International - Continuing Operations
SG&A	$826	19.9%	$831	20.3%
BBE transaction costs - SG&A	—	—%	(46)	(1.1)%
Non-restructuring asset impairments - SG&A	(35)	(0.8)%	(3)	(0.1)%
Adjusted SG&A	$791	19.0%	$782	19.1%

Operating loss	$(794)	(19.1)%	$(1,009)	(24.7)%
BBE transaction costs - SG&A	—	—%	46	1.1%
Non-restructuring asset impairments - SG&A	35	0.8%	3	0.1%
Goodwill impairments	819	19.7%	1,207	29.5%
Restructuring charges	121	2.9%	15	0.4%
Adjusted operating income	$181	4.3%	$262	6.4%

Consolidated - Continuing Operations
Gross profit	$3,781	22.6%	$3,854	23.1%
Restructuring charges - COGS	1	—%	19	0.1%
Adjusted gross profit	$3,782	22.6%	$3,873	23.2%

SG&A	$2,902	17.4%	$2,736	16.4%
BBE transaction costs - SG&A	—	—%	(46)	(0.3)%
Non-restructuring asset impairments - SG&A	(44)	(0.3)%	(11)	(0.1)%
Adjusted SG&A	$2,858	17.1%	$2,679	16.1%

Operating loss	$(145)	(0.9)%	$(121)	(0.7)%
Restructuring charges - COGS	1	—%	19	0.1%
BBE transactions costs - SG&A	—	—%	46	0.3%
Non-restructuring asset impairments - SG&A	44	0.3%	11	0.1%
Goodwill impairments	822	4.9%	1,207	7.2%
Restructuring charges	202	1.2%	32	0.2%
Adjusted operating income	$924	5.5%	$1,194	7.2%

	Three Months Ended	Three Months Ended
	Feb 2, 2013	Jan 28, 2012
Consolidated - Continuing Operations	$ % of Rev.	$ % of Rev.
Net loss	$(408)	$(1,710)
After-tax impact of restructuring charges - COGS	1	12
After-tax impact of BBE transaction costs - SG&A	—	33
After-tax impact of non-restructuring asset impairments - SG&A	30	8
After-tax impact of restructuring charges	132	21
After-tax impact of goodwill impairments	821	1,180
After-tax impact of gain on sale of investments	(18)	(48)
After-tax impact of BBYM profit share buyout - NCI	—	1,303
After-tax impact of BBE transaction costs - NCI	—	(13)
After-tax impact of restructuring charges - NCI	(13)	(3)
After-tax impact of gain on sale of investments - NCI	9	—
Adjusted net earnings	$554	$783

Basic EPS	$(1.21)	$(4.86)
Per share impact of diluted share count	—	0.11
Per share impact of restructuring charges - COGS	0.01	0.04
Per share impact of BBE transaction costs - SG&A	—	0.09
Per share impact of non-restructuring asset impairments - SG&A	0.09	0.02
Per share impact of restructuring charges	0.39	0.06
Per share impact of goodwill impairments	2.42	3.28
Per share impact of gain on sale of investments	(0.05)	(0.13)
Per share impact of BBYM profit share buyout - NCI	—	3.62
Per share impact of BBE transaction costs - NCI	—	(0.04)
Per share impact of restructuring charges - NCI	(0.04)	(0.01)
Per share impact of gain on sale of investments - NCI	0.03	—
Adjusted diluted EPS	$1.64	$2.18

	Twelve Months Ended		Twelve Months Ended
	Feb 2, 2013		Jan 28, 2012
Domestic - Continuing Operations	$	% of Rev.	$	% of Rev.
Gross profit	$8,793	23.9%	$9,016	24.4%
Restructuring charges - COGS	1	—%	19	0.1%
Adjusted gross profit	$8,794	23.9%	$9,035	24.4%

SG&A	$7,414	20.1%	$7,252	19.6%
Non-restructuring asset impairments - SG&A	(23)	(0.1)%	(8)	—%
Adjusted SG&A	$7,391	20.1%	$7,244	19.6%

Operating income	$1,043	2.8%	$1,742	4.7%
Restructuring charges - COGS	1	—%	19	0.1%
Non-restructuring asset impairments - SG&A	23	0.1%	8	—%
Goodwill impairments	3	—%	—	—%
Restructuring charges	333	0.9%	22	0.1%
Adjusted operating income	$1,403	3.8%	$1,791	4.8%

International - Continuing Operations
SG&A	$2,984	23.4%	$2,915	22.4%
BBE transaction costs - SG&A	—	—%	(46)	(0.4)%
Non-restructuring asset impairments - SG&A	(38)	(0.3)%	(4)	—%
Adjusted SG&A	$2,946	23.1%	$2,865	22.0%

Operating loss	$(881)	(6.9)%	$(762)	(5.8)%
BBE transaction costs - SG&A	—	—%	46	0.4%
Non-restructuring asset impairments - SG&A	38	0.3%	4	—%
Goodwill impairments	819	6.4%	1,207	9.3%
Restructuring charges	123	1.0%	14	0.1%
Adjusted operating income	$99	0.8%	$509	3.9%

	Twelve Months Ended		Twelve Months Ended
	Feb 2, 2013		Jan 28, 2012
Consolidated - Continuing Operations	$	% of Rev.	$	% of Rev.
Gross profit	$11,838	23.9%	$12,390	24.8%
Restructuring charges - COGS	1	—%	19	—%
Adjusted gross profit	$11,839	23.9%	$12,409	24.8%

SG&A	$10,398	21.0%	$10,167	20.3%
BBE transaction costs - SG&A	—	—%	(46)	(0.1)%
Non-restructuring asset impairments - SG&A	(61)	(0.1)%	(12)	—%
Adjusted SG&A	$10,337	20.8%	$10,109	20.2%

Operating income	$162	0.3%	$980	2.0%
Restructuring charges - COGS	1	—%	19	—%
BBE transactions costs - SG&A	—	—%	46	0.1%
Non-restructuring asset impairments - SG&A	61	0.1%	12	—%
Goodwill impairments	822	1.7%	1,207	2.4%
Restructuring charges	456	0.9%	36	0.1%
Adjusted operating income	$1,502	3.0%	$2,300	4.6%

Net loss	$(248)		$(1,132)
After-tax impact of restructuring charges - COGS	1		12
After-tax impact of BBE transaction costs - SG&A	—		33
After-tax impact of non-restructuring asset impairments - SG&A	41		9
After-tax impact of restructuring charges	296		24
After-tax impact of goodwill impairments	821		1,180
After-tax impact of gain on sale of investments	(18)		(48)
After-tax impact of BBYM profit share buyout - NCI	—		1,303
After-tax impact of BBE transaction costs - NCI	—		(13)
After-tax impact of restructuring charges - NCI	(13)		(3)
After-tax impact of gain on sale of investments - NCI	9		—
Adjusted net earnings	$889		$1,365

Basic EPS	$(0.73)		$(3.05)
Per share impact of diluted share count	—		0.09
Per share impact of restructuring charges - COGS	—		0.03
Per share impact of BBE transaction costs - SG&A	—		0.09
Per share impact of non-restructuring asset impairments - SG&A	0.12		0.02
Per share impact of restructuring charges	0.87		0.06
Per share impact of goodwill impairments	2.42		3.11
Per share impact of gain on sale of investments	(0.05)		(0.13)
Per share impact of BBYM profit share buyout - NCI	—		3.43
Per share impact of BBE transaction costs - NCI	—		(0.03)
Per share impact of restructuring charges - NCI	(0.04)		(0.01)
Per share impact of gain on sale of investments - NCI	0.03		—
Adjusted diluted EPS	$2.62		$3.61

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
($ in millions)
(Unaudited and subject to reclassification)

The following information provides a reconciliation of a non-GAAP financial measure to the most comparable financial measure calculated and presented in accordance with GAAP. The company has provided the non-GAAP financial measure, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measure that is calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measure. The non-GAAP financial measure may differ from similar measures used by other companies.

The following table includes the calculation of Adjusted ROIC for total operations, which includes both continuing and discontinued operations (non-GAAP financial measures), along with a reconciliation to the calculation of return on total assets ("ROA") (GAAP financial measure) for the periods presented.

Calculation of Return on Invested Capital(1)
	Feb 2, 2013(2)	Jan 28, 2012(2)
Net Operating Profit After Taxes (NOPAT)
Operating income - continuing operations	$162	$980
Operating loss - discontinued operations	(7)	(423)
Total operating income	155	557
Add: Operating lease interest(3)	587	602
Add: Investment income	32	46
Less: Net earnings attributable to noncontrolling interest (NCI)	(16)	(1,254)
Less: Income taxes(4)	(763)	(981)
NOPAT	$(5)	$(1,030)
Add: Restructuring charges and impairments(5)	1,340	1,574
Add: NCI impact of BBYM profit share buyout and restructuring charges	(2)	1,201
Adjusted NOPAT	$1,333	$1,745

Average Invested Capital
Total assets	$16,551	$19,060
Less: Excess Cash(6)	(554)	(1,612)
Add: Capitalized operating lease obligations(7)	9,397	9,637
Total liabilities	(12,485)	(12,832)
Exclude: Debt(8)	2,140	2,307
Less: Noncontrolling interests	(627)	(696)
Average invested capital	$14,422	$15,864

Adjusted Return on invested capital (ROIC)	9.2%	11.0%
Calculation of Return on Assets(1)
	Feb 2, 2013(2)	Jan 28, 2012(2)
Net loss including noncontrolling interests	$(233)	$(69)
Total assets	16,551	19,060
Return on assets (ROA)	(1.4)%	(0.4)%

(1) The calculations of Return on Invested Capital and Return on Assets use total operations, which includes both continuing and discontinued operations.
(2) Income statement accounts represent the activity for the 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the 4 quarters ended as of each of the balance sheet dates.
(3) Operating lease interest represents the add-back to operating income driven by our capitalized lease obligations and represents fifty percent of our annual rental expense, which we consider to be an appropriate multiple for our lease portfolio.
(4) Income taxes are calculated using a blended statutory rate at the enterprise level based on statutory rates from the countries we do business in.
(5) Includes all restructuring charges in costs of goods sold and operating expenses, goodwill and tradename impairments, and the Best Buy Europe transaction costs.
(6) Cash and cash equivalents and short term investments are capped at the greater of 1% of revenue or actual amounts on hand. The cash and cash equivalents and short term investments in excess of the cap are subtracted from our calculation of average invested capital to show their exclusion from total assets.
(7) The multiple of eight times annual rental expense in the calculation of our capitalized operating lease obligations is the multiple used for the retail sector by one of the nationally recognized credit rating agencies that rates our creditworthiness, and we consider it to be an appropriate multiple for our lease portfolio.
(8) Debt includes short-term debt, current portion of long-term debt and long-term debt and is added back to our calculation of average invested capital to show its exclusion from total liabilities.